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EXHIBIT 10.27

Mr. Bruce F. Griffing
10 Edge of Woods
Latham, NY 12110

Dear Mr. Griffing:

        The purpose of this letter is to confirm our verbal offer to you. It is a pleasure to offer you a position as Vice President, Research & Development and Chief Technical Officer at Dupont Photomasks, Inc. (DPI) reporting to Paul Chipman, Executive Vice President. In addition, this position is a member of the Executive team staff.

        Your starting salary will be $16,666.66 per month. Your tentative start date is Monday, August 6, 2001. Additionally, you will be eligible for an annual stock option grant with a target of 12,000 and a range of 0 to 18,000 options, which are governed by the terms and conditions of the 1997 Stock Option and Restricted Stock Plan. The options vest at 25% per year over a four-year period. You are also eligible for an annual bonus with a target of $78,000.00 and a range of $0 to $195,000.00 depending on your individual contribution and company performance over the course of the year.

        In addition, you will receive 18,000 DPI stock options at hire, which are governed by the terms and conditions of the 1997 Stock Option and Restricted Stock Plan. We will use your start date with DPI to value your options. The value will be the average price of trades made on NASDAQ on the day your employment begins with DPI. The options vest at 25% per year over a four-year period.

        You will also be granted a Sign-On Bonus of $15,000.00 payable on your first payday. Additionally, you will be granted relocation in accordance with our Domestic Relocation Policy. This includes an Incidental Allowance of $10,000.00 payable on your first payday. The sign on bonus, relocation and allocation expenses are subject to repayment to DPI should you voluntarily terminate your employment within the first twelve (12) months. Your signature on this letter acknowledges your agreement to the sign on bonus, allocations and relocation payments conditions.

        DPI does not currently have a change of control clause or an executive severance policy. DPI has been reviewing several executive severance vehicles for multiple levels of employees within our company. You will be advised if one is adopted that covers you.

        If in the first twelve (12) months from your start date, there is a merger, acquisition, divestiture, or reduction in force that results in you involuntarily being severed from employment, then you will be paid on the effective date of termination a sum equivalent to six months base salary, minus the standard withholding amounts. This provision terminates twelve (12) months after your start date or the date that DPI adopts a change of control provision or an executive severance policy applicable to you, whichever date is earlier. This provision is contingent on your satisfactory performance and compliance with DPI policy and procedure. Based on this additional consideration, you agree as a condition of being offered this consideration or receiving this payment that for a period of six (6) months from the date of separation from DPI that you will not be employed by, consult for, engage or otherwise act on behalf of Photronics, Inc., Compugraphics, Inc., Dai Nippon, or Toppan or any other Photomask manufacturer who operates or does business within the United States, as an employee, consultant, officer or agent, without the prior written permission of the General Counsel of DuPont Photomasks, Inc. The parties agree that equitable relief, including injunction, may be obtained in addition to the remedies to enforce this provision.

        An additional $42,000.00 special payment will be made upon completion of several strategic deliverables that are tied to specific performance metrics. You and Paul Chipman will mutually agree upon the strategic deliverables, performance metrics and timeframes. This one time special payment will be assessed on September 1, 2002.

        You will be granted two additional weeks of time off with pay per year until such time when you are eligible for four weeks per our vacation plan. Since the additional time off with pay is outside the documented Vacation Plan, DPI will not pay out any of this unused time off.

        As a DPI employee, you will be eligible to participate in all our benefit plans and will be subject to our normal employment practices. This offer is contingent upon your acceptance by signing the bottom of this letter which must be returned to me postmarked no later than June 29, 2001. A Federal Express envelope has been provided for this purpose. You may call me at 512-310-6776 (Fax: 512-255-9627) with a verbal acceptance to speed up this process.

        If you accept our offer, it is required that all new employees undergo a baseline physical examination, at our expense, before the employment effective date. This examination will include a test for the presence of drugs including marijuana, in your system. A positive test for drugs, other than those prescribed for you by your physician, will constitute grounds for withdrawing our offer. This will be arranged for you upon your acceptance of our offer.

        We look forward to having you as a valuable member of our Executive team.

Sincerely,

/s/ Victoria J. Brush

Victoria J. Brush
Vice President Human Resources
Dupont Photomasks Inc.

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Bruce F. Griffing

Bruce F. Griffing:
June 25, 2001

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  EXHIBIT 10.27